CONSENT OF COUNSEL
We hereby consent to the use of our name and to the reference to our firm under the caption “Federal Income Tax Considerations of the Mergers” in the Joint Proxy Statement/Prospectus included in the initial Registration Statement under the Securities Act of 1933, as amended, on Form N-14 for Invesco Quality Municipal Income Trust.

/s/ Stradley Ronon Stevens & Young, LLP
Stradley Ronon Stevens & Young, LLP

Philadelphia, Pennsylvania
April 5, 2012